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Exhibit (a)(1)(A)

Trinseo S.A.
Offer to purchase for cash
Up to 1,165,000 of its ordinary shares
At a purchase price of $35.63 per share

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 25, 2016, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Trinseo S.A. is:

  •
  offering to purchase up to 1,165,000 of its ordinary shares in a tender offer; and

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  offering to purchase these shares at a price of $35.63 per share in cash, without interest.

If you want to tender your shares in the offer, you should:

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  specify the number of shares you want to tender; and

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  follow the instructions in this offer to purchase and the related documents, including the accompanying letter of transmittal, to submit your shares.

When the offer expires:

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  if the number of shares tendered is not more than 1,165,000, we will purchase all the shares that are tendered; and

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  if the number of shares tendered is more than 1,165,000, we will purchase shares on a pro rata basis (subject to the "odd lot" priority) from all shareholders who tendered shares, provided that we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer, subject to obtaining any necessary approvals required under Luxembourg law.

Our ordinary shares:

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  are listed and traded on the New York Stock Exchange under the symbol "TSE"; and

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  had a closing price of $35.14 per share on March 24, 2016, the last full trading day before we commenced the offer, and $37.86 per share on March 18, 2016, the last full trading day before we announced our intention to commence the offer following completion of the secondary offering and related repurchase transaction described below. We urge you to obtain current market quotations for the shares.

        On March 24, 2016, we completed a repurchase of 1,600,000 of our ordinary shares from the underwriter in connection with a secondary offering of 10,600,000 shares by our parent, Bain Capital Everest Manager Holding SCA ("Parent"), at a price of $35.63 per share. In accordance with the requirements of Luxembourg law, we are offering the opportunity to all of our shareholders to sell a portion of their shares to us at the same price. Parent has advised us that it does not intend to tender any of the remaining shares owned by it in the offer. We refer to the purchase of our ordinary shares from Parent, together with this offer to purchase ordinary shares, as the "Repurchase."

        Our board of directors has approved this offer. However, none of Trinseo S.A., its subsidiaries, our board of directors or the information agent is making any recommendation to you as to whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

        This offer to purchase contains important information about the offer, including the cautionary information beginning on page 10. We urge you to read it in its entirety.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated March 28, 2016

 Important procedures

        If you want to tender all or part of your shares, you must do one of the following before the offer expires:

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  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

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  if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to American Stock Transfer and Trust Company, LLC, the depositary for the offer; or

  •
  if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

        To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to the offer.

        If you have questions or need assistance, you should contact Okapi Partners LLC, which is the information agent for the offer, at the address or telephone number on the back page of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal from the information agent.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering shares in the offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us or the information agent.

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of the Repurchase and the offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this offer to purchase where you will find a more complete discussion. In this offer to purchase, we use the terms "Trinseo," the "Company," "we," "us" and "our" to refer to Trinseo S.A. and its subsidiaries.

Who is offering to purchase my shares?

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  Trinseo S.A., a Luxembourg limited liability company (société anonyme), is offering to purchase up to 1,165,000 of its ordinary shares. See Section 1.

What will be the purchase price?

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  The price for the offer is $35.63 per share.

How many shares will Trinseo purchase?

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  We will purchase up to 1,165,000 shares in the offer, or approximately 2.5% of our outstanding ordinary shares (and approximately 5.7% of our outstanding ordinary shares not held by our Parent) subject to the terms of the offer.

  •
  On March 24, 2016, we completed a repurchase of 1,600,000 of our ordinary shares from the underwriter in connection with a secondary offering by our Parent at a price of $35.63 per share. In that secondary offering our Parent sold 10,600,000 shares to the underwriter at a price of $35.63 per share. In accordance with the requirements of Luxembourg law, we are offering the opportunity to all of our shareholders to sell a portion of their shares to us at the same price. Our Parent has advised us that it does not intend to tender any of the remaining shares owned by it in the offer. We refer to the purchase of shares from our Parent together with this offer as the "Repurchase." See Sections 1 and 2.

What will be the form of payment of the purchase price?

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  If your shares are purchased in the offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the offer. We will pay the purchase price promptly after the offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

What is the source of funds to make the payment?

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  Assuming that the maximum number of shares is tendered in the offer, the aggregate purchase price for the shares purchased in the offer will be approximately $41.5 million, which we intend to fund from cash on hand.

If I tender my shares, how many of my shares will Trinseo purchase?

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  All of the shares that you tender in the offer may not be purchased. If more than 1,165,000 shares are tendered, we will purchase shares from all shareholders who properly tender shares on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering shareholder who properly tenders shares, subject to the odd lot procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the offer expires. In addition, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer, subject to obtaining any necessary approvals required under Luxembourg law

What is the purpose of the offer?

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  The primary purpose of the offer is to comply with Luxembourg law by providing our shareholders with the same opportunity to sell shares to us at the same price received by our Parent in the Repurchase.

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  For a discussion of the potential benefits and the potential risks and disadvantages of the offer, see "Cautionary Information" and Section 2.

What does the board of directors of Trinseo think of the offer?

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  Our board of directors has approved the Repurchase, including the offer. However, none of Trinseo, our board of directors or the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of Trinseo's shares and our prospects as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

What are the significant conditions to the offer?

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  The offer is not subject to any conditions other than the condition that consummation of the offer be in compliance with applicable law.

How will the offer affect the number of ordinary shares outstanding and the number of record holders of Trinseo?

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  As of March 25, 2016, we had 47,177,934 issued and outstanding ordinary shares. The 1,165,000 shares that we are offering to purchase pursuant to the offer represents approximately 2.5% of our outstanding ordinary shares (and approximately 5.7% of our outstanding ordinary shares not held by our Parent). Based on the foregoing, if the offer is fully subscribed, we will have 46,012,934 shares outstanding following the Repurchase. The actual number of shares outstanding will depend on the number of shares validly tendered and purchased in the offer. See Section 2.

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  To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See "Cautionary Information" and Section 2.

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  Shareholders who do not have their shares purchased in the offer will likely realize a proportionate increase in their relative ownership interest in Trinseo. See Section 2.

Following the offer, will Trinseo continue as a public company?

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  Yes. The completion of the offer in accordance with its terms will not cause Trinseo to be delisted from the New York Stock Exchange or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934. See Section 2.

How long do I have to decide whether to tender my shares in the offer? Can Trinseo extend the offer past the initial expiration date?

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  You may tender your shares until the offer expires. Currently, the offer is scheduled to expire at 5:00 p.m., New York City time, on April 25, 2016. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

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  We can extend the offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until 5:00 p.m., New York City time, on the day selected as the new expiration date. See Sections 1 and 15.

Can Trinseo amend the terms of the offer?

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  We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if Trinseo amends the terms of the offer or extends the expiration date?

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  We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

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  To tender your shares, you must complete one of the actions described under "Important Procedures" on the inside front cover page of this offer to purchase before the offer expires.

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  You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this offer to purchase.

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  For a more detailed explanation of the tendering procedures, see Section 3.

Can I participate in the offer if I hold vested stock options to purchase shares?

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  If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of our 2014 Omnibus Incentive Plan and the award agreement and tender the shares received upon such exercise in accordance with the offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer. See Section 3. If your stock options have vested you should follow the instructions in "Important Procedures" on the inside front cover of this offer to purchase and in Section 3 applicable to shares held by the broker or shares held in your own name, as applicable to you. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. You should also be aware that any shares we purchase in the offer, including any shares purchased through options exercised and tendered, will not be eligible to receive any future dividend payments. We strongly encourage you to discuss the offer with your tax advisor or broker.

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  Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests.

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  If you decide to tender vested but unexercised options, you must exercise such options and tender the shares received upon such exercise in accordance with the offer. See Instruction 13 of the letter of transmittal. You must exercise your vested options at least five business days prior to the expiration date of the offer (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on Monday, April 18 2016) in order to provide you with sufficient time to validly tender the shares in the offer.

In what order will Trinseo purchase the tendered shares?

        If the terms of the offer have been satisfied and more than 1,165,000 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the offer, we will purchase shares in the following order of priority:

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  first, all shares owned in "odd lots" that have been validly tendered;

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  second, after purchase of all of the foregoing shares, all other tendered shares on a pro rata basis, if necessary.

        See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

  •
  No. If you validly tender, and do not validly withdraw, your shares according to the procedures specified for holders of "odd lots," we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

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  Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

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  If your shares are purchased in the offer, you will be paid the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

  •
  We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of the offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the offer, can I withdraw my tender?

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  You can withdraw your previously tendered shares at any time before the offer expires, which is initially 5:00 p.m., New York City time, on April 25, 2016.

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  In addition, after the offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York City time, on May 24, 2016. See Section 4.

How do I withdraw previously tendered shares?

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  To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary, if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if you are exercising options to tender shares. See Section 4.

Do the directors or executive officers of Trinseo intend to tender their shares in the offer?

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  Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer, the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with our Insider Trading Policy, our share ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See "Cautionary Information" and Section 11.

What are the United States federal income tax consequences if I tender my shares to Trinseo?

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  Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

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  The cash you receive generally will be treated either as:

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  proceeds of a sale or exchange eligible for capital gains treatment; or

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  a dividend to the extent of our available current year or accumulated earnings and profits, and thereafter first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain.

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  You should consult your tax advisor regarding the U.S. federal income tax consequences of participating in the offer.

What are the Luxembourg tax consequences if I tender my shares to Trinseo?

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  For non-Luxembourg resident shareholders a repurchase of the shares by Trinseo should not have any Luxembourg tax consequences unless such shareholder owns more than 10% of the shares in Trinseo and sells those shares within 6 months after their acquisition.

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  For normally taxed Luxembourg resident companies, a capital gain will in principle be taxable unless the shareholder can apply the participation exemption on the shares it owns in Trinseo. The participation exemption will in principle apply if the shareholder holds at least 10% of the shares in Trinseo or shares with an acquisition price of at least € 6 million for an uninterrupted period of at least 12 months.

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  Other Luxembourg resident companies (such as Funds or SPFs) are in principle not taxable on the gain derived from the sale of the shares in Trinseo.

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  Luxembourg resident individuals are, assuming they have held the shares for more than 6 months, not subject to tax on the gain derived from the sale of the shares in Trinseo unless they own more than 10% of the shares in Trinseo.

What is the market value of my shares as of a recent date?

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  On March 18, 2016, the last full trading day before we announced our intention to commence the offer following completion of the secondary offering and related repurchase transaction described elsewhere in this Offer to Purchase, the closing price per ordinary share on the New York Stock Exchange was $37.86. On March 24, 2016, the last full trading day before we commenced this offer, the closing price per ordinary share on the New York Stock Exchange was $35.12.

  •
  We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Trinseo?

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  If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

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  If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 3.

Whom can I talk to if I have questions about the offer?

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  Our information agent can help answer your questions. The information agent is Okapi Partners LLC. Contact information for the information agent appears on the back page of this offer to purchase.

 CAUTIONARY INFORMATION

        This offer to purchase, including the documents incorporated by reference, contains not only historical information but also forward-looking statements. We generally identify forward-looking statements with words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "plan," "project," "target," "will" and other words and terms of similar meanings. You also can identify them by the fact that they do not relate strictly to historical or current facts. Reference is made in particular to forward-looking statements regarding expectations regarding completing the offer. We caution you not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Risks and uncertainties may cause actual outcomes to differ materially from those contained in or implied by forward-looking statements. These risks and uncertainties include those included below and those under the heading "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 and which we incorporate into this offer to purchase by reference. Unless required by law, we do not undertake any obligation to update any forward-looking statements. Notwithstanding any statement in this offer to purchase, the letter of transmittal or any document incorporated by reference in this offer to purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

        This offer presents potential risks and disadvantages to our company and our shareholders. In addition to the risk factors identified under the heading "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, which we filed with the Securities and Exchange Commission on March 11, 2016 and which we incorporate into this offer to purchase by reference, you should consider the following risks before deciding whether to tender your shares in this offer.

Future sales of our ordinary shares not purchased by us in this offer may be at prices different from the offer.

        We can give no assurance as to the price at which a shareholder may be able to sell shares in the future. Shareholders who remain investors may not have opportunities to sell shares in the future at the purchase price in this offer. Conversely, shares sold in the offer will not benefit from future increases in market price, if any.

        The future price for shares of our ordinary shares will depend on many factors, including our operating results, legal and regulatory developments, investor views of our company and the industries and markets in which we compete, merger and acquisition activity and speculation, and the factors identified under the heading "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2015. After the completion of the offer, we expect to have adequate cash flow and access to funding to meet our cash needs for normal operations, anticipated capital expenditures and business development opportunities that may arise; however, this expectation may prove incorrect.

        We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more favorable or less favorable to shareholders than the terms of the offer. However, SEC Rule 13e-4(f)(6) prohibits us and our affiliates from purchasing any shares, other than pursuant to this offer to purchase, until at least ten business days after the expiration or earlier termination of the offer.

 INTRODUCTION

To the Holders of Ordinary Shares of Trinseo S.A.:

        Trinseo S.A., a Luxembourg limited liability company (société anonyme), invites its shareholders to tender up to 1,165,000 ordinary shares, nominal value $0.01 per share, for purchase by Trinseo at a price of $35.63 per share in cash, without interest, upon the terms set forth in this offer to purchase and the related letter of transmittal, which together constitute the "offer."

        We reserve the right, in our sole discretion, to purchase more than 1,165,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares (approximately 940,000 shares) without extending or amending the offer, subject to obtaining any necessary approvals required under Luxembourg law.

        We will purchase only those shares validly tendered, and not validly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this offer to purchase, we will not purchase all of the shares tendered if more than the number of shares we seek are tendered. We will return shares we do not purchase because of the "odd lot" priority, proration or conditional tenders promptly following the expiration of the offer.

        Tendering shareholders whose shares are registered in their own names and who validly tender their shares directly to American Stock Transfer and Trust Company, LLC, the depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of shares by us in the offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        Our board of directors has approved the offer. However, none of Trinseo, our board of directors, or the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of Trinseo's shares, our prospects, as well as your liquidity needs, investment objectives and other individual considerations. On March 24, 2016, we purchased 1,600,000 shares from the underwriter in connection with a secondary offering by our Parent. In that secondary offering, our Parent sold 10,600,000 shares to the underwriter. As a result, our Parent has advised us that it does not intend to tender any of the remaining shares owned by it in the offer. Additionally, each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

        Because neither our Parent nor our directors and executive officers intends to participate in the offer, if we complete the offer the proportional holdings of our Parent and our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with our Insider Trading Policy, our share ownership guidelines and applicable law (and our Parent may, in accordance with applicable law), sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See "Cautionary Information."

        As of March 25, 2016, we had 47,177,934 issued and outstanding ordinary shares. The 1,165,000 shares that we are offering to purchase pursuant to the offer represent approximately 2.5% of our outstanding ordinary shares (and approximately 5.7% of our outstanding ordinary shares not held by our Parent). Based on the foregoing, if the offer is fully subscribed, we will have 46,012,934 shares outstanding. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer. See Section 2.

        Our ordinary shares are listed and traded on the New York Stock Exchange under the symbol "TSE." On March 18, 2016, the last full trading day before we announced our intention to commence the offer following completion of the secondary offering and related repurchase transaction described elsewhere in this Offer to Purchase, the closing price of our ordinary shares as reported on the New York Stock Exchange was $37.86 per share. You are urged to obtain current market quotations for our ordinary shares before deciding whether to tender your shares. See Section 8.

        This offer to purchase and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding the offer.

 THE TENDER OFFER

1. Number of Shares; Proration; Odd Lots

        On the terms and subject to the conditions of the offer, we will accept for payment and thereby purchase 1,165,000 of our ordinary shares or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a cash price of $35.63, without interest.

        For purposes of the offer, the term "expiration date" means 5:00 p.m., New York City time, on April 25, 2016, unless and until we in our sole discretion extend the period of time during which the offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which the offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

        We reserve the right, in our sole discretion, to purchase more than 1,165,000 shares in the offer by amending the terms of the offer to reflect this change in the manner set forth in Section 15.

        All shares tendered and not purchased, including shares not purchased because of the odd lot priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

        On the letter of transmittal, you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the offer.

        If we:

  •
  increase or decrease the price to be paid for shares; or

  •
  increase the number of shares being sought and such increase exceeds 2% of our outstanding shares; or

  •
  decrease the number of shares being sought;

then the offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 16. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We also expressly reserve the right, in our sole discretion, at any time and from time to time to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 15.

        The offer is not conditioned on any minimum number of shares being tendered. See Section 7.

        Priority of Purchase.    Upon the terms and subject to the conditions of the offer, if 1,165,000 or fewer shares are properly tendered and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

        Upon the terms and subject to the conditions of the offer, if more than 1,165,000 shares are properly tendered and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

  •
  first, all such shares owned beneficially or of record by a holder of fewer than 100 ordinary shares who validly tenders all of such shares (partial tenders will not qualify for this preference)

    and completes, or whose broker, bank or other nominee completes, the section captioned "Odd Lots" in the letter of transmittal;

  •
  second, after purchase of all of the foregoing shares, all other shares (other than conditionally tendered shares for which the condition was not satisfied) tendered on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares).

        Proration.    In the event of an over-subscription from the shareholders in the offer, shares tendered will be subject to proration, except for "odd lots," which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares tendered by all shareholders. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the offer.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the offer immediately following the expiration of the offer. In such cases, it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences or tax consequences in other jurisdictions to the shareholder and, therefore, may be relevant to a shareholder's decision whether to tender shares. The letter of transmittal affords each shareholder who tenders securities registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which securities tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of securities being purchased as discussed in Section 6 in order to structure their tender for United States federal income tax reasons.

        We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of March 28, 2016 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Odd Lots.    The term "odd lots" means all shares tendered by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an "odd lot holder") and so certified in the appropriate place on the letter of transmittal. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3, "Procedures for Tendering Shares." Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By validly tendering shares in the offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any odd lot holder wishing to tender all shares held pursuant to the offer should complete the section entitled "Odd Lots" in the letter of transmittal.

2. Background and Purpose of the Repurchase; Other Plans or Proposals.

Background and Purpose of the Repurchase

        On March 24, 2016, we completed a repurchase of 1,600,000 of our ordinary shares from the underwriter in connection with a secondary offering by our Parent at a price of $35.63 per share. In that secondary offering our Parent sold 10,600,000 shares to the underwriter at a price of $35.63 per share. In accordance with the requirements of Luxembourg law, we are offering the opportunity to all of our shareholders to sell a portion of their shares to us at the same price in this tender offer. Our Parent has advised us that it does not intend to tender any of the remaining shares owned by it in the offer.

        We believe that the offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity and the current market price of the shares. We believe that repurchasing our shares at the price specified for the Repurchase is an attractive use of capital and an efficient means to provide value to shareholders. The offer represents an opportunity to return cash to shareholders who elect to tender their shares and the Repurchase represents an opportunity to increase the relative equity interest of all shareholders (other than our Parent) who choose not to tender shares in the offer. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the offer may permit the seller to avoid the usual transaction costs associated with open-market sales. Furthermore, "odd lot" holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased in the offer will avoid the payment of brokerage commissions.

        Shareholders who do not tender their shares pursuant to the offer will continue to be owners of Trinseo and will realize a proportionate increase in their relative equity interest as a result of the Repurchase, and will bear the attendant risks and rewards associated with owning the equity in Trinseo. Shares purchased in the offer will remain outstanding and be kept in treasury. We expect that after the completion of the tender offer, we will have adequate cash flow and access to funding to meet our cash needs for normal operations, anticipated capital expenditures, debt service and business development opportunities that we may pursue for at least the next twelve months.

Other Plans or Proposals.

        Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

  •
  any change in our present board of directors or management;

  •
  any other material change in our corporate structure or business;

  •
  a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

  •
  a class of our equity securities becoming eligible for termination of registration under the Exchange Act;

  •
  the suspension of our obligation to file reports under the Exchange Act;

  •
  the acquisition by any person of additional securities of ours or the disposition of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of us.

        Although we do not currently have any plans, other than as described in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3. Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be properly tendered, the following must happen:

        The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this offer to purchase:

  •
  either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

  •
  either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) in the case of a book-entry transfer, an "agent's message" of the type we describe below; and

  •
  any other documents required by the letter of transmittal.

        Odd lot holders who tender all their shares must complete the section captioned "Odd Lots" in the letter of transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

        Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

  •
  the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an "eligible guarantor institution."

        See Instruction 1 of the letter of transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then:

  •
  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

  •
  the signature on (1) the letter of transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

        Method of Delivery.    Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of all of the following:

  •
  certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below;

  •
  one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer; and

  •
  any other documents required by the letter of transmittal.

        The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

        All deliveries made in connection with the offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility. Any documents delivered to us, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

        Book-Entry Delivery.    The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer.

        Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, the following must occur:

  •
  The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this offer to purchase:

  •
  one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer; and

  •
  any other documents required by the letter of transmittal.

        Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of we, the depositary, the information agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

  •
  within the meaning of Rule 14e-4, has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

  •
  will deliver or cause to be delivered the shares within the period specified in the offer; or

  •
  in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the offer, delivers or causes to be delivered the shares within the period specified by the offer.

        A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

  •
  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered; and

  •
  the tender of shares complies with Rule 14e-4.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered under the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

        Procedure for stock options.    We are not offering, as part of the offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the offer may exercise their stock options and purchase shares, and then tender the shares under the offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the offer are not purchased in the offer for any reason.

        U.S. Federal Income Tax Withholding.    To prevent backup United States federal income tax withholding equal to 28% of the gross payments payable pursuant to the offer, each shareholder who is a U.S. Holder (as defined in Section 14) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the substitute Form W-9 included in the letter of transmittal. Failure to timely provide the correct taxpayer identification number on substitute Form W-9 may subject the shareholder to penalties imposed by the Internal Revenue Service. A shareholder that is a Non-U.S. Holder (as defined in Section 14) should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the Non-U.S. Holder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the Non-U.S. Holder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners.

        For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

        Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the depositary at (877) 248-6417(toll free) or 718-921-8317 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

4. Withdrawal Rights.

        Shares tendered in the offer may be withdrawn at any time before the expiration date and, unless we have already accepted your shares for payment after the offer expires, may also be withdrawn any time after 12:01 a.m., New York City time, on May 24, 2016. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

        For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

        If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

        If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the offer, we will accept for payment and pay for, and thereby purchase, shares validly tendered and not properly withdrawn.

        For purposes of the offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the offer.

        Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the offer. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of:

  •
  certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent's message in the case of a book-entry transfer; and

  •
  any other documents required by the letter of transmittal.

        We will pay for the shares purchased under the offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the offer. In such cases it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares.

        Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the offer. If, however:

  •
  payment of the purchase price is to be made to, or, in the circumstances permitted by the offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

  •
  if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal;

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 6 of the letter of transmittal.

        Any tendering shareholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal, or other applicable Form W-8, may be subject to required backup United States federal income tax withholding of 28% of the gross proceeds paid to that shareholder or other payee pursuant to the offer. See Section 3.

6. Conditional Tender of Shares.

        Under certain circumstances, we may prorate the number of shares purchased in the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in the offer from the shareholder in a manner that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for United States federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal. In the appropriate box in the letter of transmittal, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 1,165,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,165,000 shares (or such greater number of shares as we may elect to purchase), then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,165,000 shares (or such greater number of shares as we may elect to purchase). In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7. Conditions of the Offer.

        This offer is being made in order to comply with certain requirements of Luxembourg law and accordingly is subject to no conditions other than the condition that consummation of the offer be in compliance with applicable law.

8. Price Range of Shares; Dividends.

        Our shares are listed and principally traded on the New York Stock Exchange under the symbol "TSE." The high and low sales prices per share on the New York Stock Exchange as compiled from published financial sources for the periods indicated are listed below:

Fiscal Quarter	High	Low
2014:
Second quarter (from June 12, 2014)	$22.99	$20.00
Third quarter	$21.78	$15.54
Fourth quarter	$18.84	$11.92
2015:
First quarter	$20.76	$14.14
Second quarter	$30.44	$19.42
Third quarter	$33.69	$23.46
Fourth quarter	$32.96	$24.80
2016:
First quarter (through March 18, 2016)	$39.23	$21.92

        On March 18, 2016 the last full trading day prior to our announcement of our intention to commence the offer following completion of the secondary offering and related repurchase transaction described elsewhere in this Offer to Purchase, the closing per share price of our ordinary shares on the New York Stock Exchange was $37.86. We urge shareholders to obtain current quotations of the market price of the shares.

9. Source and Amount of Funds.

        Assuming that the maximum number of shares is tendered in the offer, the aggregate purchase price for the shares purchased in the offer will be approximately $41.5 million. We anticipate funding this amount from cash on hand.

10. Information About Us.

        We are a leading global materials company engaged in the manufacture and marketing of synthetic rubber, latex, and plastics, including various specialty and technologically differentiated products. We have leading market positions in many of the markets in which we compete. We believe we have developed these strong market positions due to our technological differentiation, diverse global manufacturing base, long-standing customer relationships, commitment to sustainable solutions and competitive cost positions. We believe that growth in overall consumer spending and construction activity, increased demand in the automotive industry for higher fuel efficiency and lighter-weight materials, and improving living standards in emerging markets will result in growth in the global markets in which we compete. In addition, we believe our increasing business presence in developing regions such as China, Southeast Asia, and Eastern Europe further enhances our prospects.

        We develop synthetic rubber, latex and plastics products that are incorporated into a wide range of our customers' products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food packaging, appliances, medical devices, consumer electronics and construction applications, among others. We seek to regularly develop new and improved products and processes, supported by our intellectual property portfolio, designed to enhance our customers' product offerings. We have long-standing relationships with a diverse base of global customers, many of whom are leaders in their markets and rely on us for formulation, technological differentiation, and compounding expertise to find sustainable solutions for their businesses. Many of our products represent only a small portion of a finished product's production costs, but provide critical functionality to the finished product and are often specifically developed to customer specifications. We believe these product traits result in substantial customer loyalty for our products.

        We have significant manufacturing and production operations around the world, which allows us to serve our global customer base. As of December 31, 2015, our production facilities included 34 manufacturing plants (which included a total of 80 production units) at 26 sites across 14 countries, including joint ventures and contract manufacturers. Our manufacturing locations include sites in high-growth emerging markets such as China and Indonesia. Additionally, as of December 31, 2015, we operated 11 research and development facilities globally, including mini plants, development centers and pilot coaters, which we believe are critical to our global presence and innovation capabilities.

        Trinseo is a Luxembourg limited liability company (société anonyme), with a registered office at 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg and registered with Luxembourg's Register of Commerce and Companies (RCS) under RCS number B153.549. Our global operating center is located a 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, and our telephone number at this address is (610) 240-3200.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. In connection with this offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer. Our Tender Offer Statement, our periodic reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at www.sec.gov.

        Incorporation by Reference.    The SEC allows us to "incorporate by reference" into this offer to purchase information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offer to purchase, and information in documents that we file later with the SEC will automatically update and supersede information in this offer to purchase. We incorporate by reference into this offer to purchase the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this offer to purchase, until the termination of this offering. We hereby incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-36413); and

  •
  Our Current Reports on Form 8-K filed with the SEC on January 26, 2016, February 26, 2016 and March 24, 2016 (File No. 001-36413).

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Trinseo S.A.
Attn: Corporate Secretary
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
(610)240-3200

        Copies of these filings are also available, without charge, on the SEC's website at www.sec.gov and on our website, www.trinseo.com, as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this offer to purchase.

11. Certain Financial Information.

        Financial Information.    We incorporate by reference herein the financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should refer to Section 10 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including filings that contain our financial statements.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        The following table sets forth information regarding the beneficial ownership of our ordinary shares, nominal value $0.01, as of March 25, 2016 by:

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our ordinary shares;

  •
  each of our named executive officers, director nominees and directors; and

  •
  all of our directors, director nominees and named executive officers as a group.

        As of March 25, 2016, we had 47,177,934 ordinary shares outstanding and our Parent had 3,864,167 ordinary shares outstanding. As of March 25, 2016, 26,669,567 of our outstanding ordinary shares were held by our Parent, and 20,508,367 were held by public investors (including certain of our Director and Executive Officers), the details of which are reflected in the table below.

        Information with respect to beneficial ownership has been furnished by each director, director nominee, officer or beneficial owner of more than 5% of our ordinary shares. We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of ordinary shares deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after March 25, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

        Unless otherwise indicated below, the address for each listed director, director nominee, officer and shareholder is c/o Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

Name	Number of Shares of Company	Percentage
Parent
Bain Capital Everest Manager Holding SCA ("Parent")(1)	26,669,567	56.5%

Name	Number of Shares of Company	Percentage	Number of Shares of Parent	Percentage
Management
Christopher D. Pappas(2)	100,797	*	121,190	3.1%
John A. Feenan(3)	—	*	13,941	*
Martin Pugh(4)	25,314	*	5,422	*
Marilyn N. Horner(5)	11,803	*	11,591	*
Angelo N. Chaclas (6)	7,890	*	—	—
Jeffrey J. Cote	9,578	*	—	—
Pierre-Marie De Leener	13,789	*	—	—
Felix Hauser(7)	—	—	—	—
Donald T. Misheff	—	—	—	—
Michel G. Plantevin(7)	—	—	—	—
Stephen Thomas(7)	—	—	—	—
Aurélien Vasseur(7)	—	—	—	—
Stephen M. Zide(7)	—	—	—	—
All Directors, Nominees and Executive Officers as a Group (19 persons)(8)	194,686	*	164,549	4.3%

*
Indicates less than one percent.

(1)
The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. ("BCEM"). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel G. Plantevin, Aurélien Vasseur, Christopher D. Pappas, Stephen Thomas, Felix Hauser, and Stephen M. Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. ("Europe Fund III") and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe

  Fund III is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Hauser is c/o Bain Capital Beteiligungsberatung GmbH Maximilianstrasse 11, 80539 Munich, Germany.

(2)
The number of shares of the Parent does not include 20,000,000 preferred equity certificates of our Parent, or PECs, which are not convertible into ordinary shares of our Parent, held by Mr. Pappas and which represent less than 1% of all outstanding PECs. The number of shares of the Company includes 90,797 vested options.

(3)
The number of shares of the Parent does not include 50,000,000 PECs held by Mr. Feenan, which represent approximately 1% of all outstanding PECs.

(4)
The number of shares of the Company includes 19,314 vested options.

(5)
The number of shares of the Parent does not include 7,500,000 PECs held by Ms. Horner, which represent less than 1% of all outstanding PECs. The number of shares of the Company includes 11,803 vested options.

(6)
The number of shares of the Company consists of 7,890 vested options.

(7)
The number of shares does not include shares held by our Parent. Mr. Plantevin is a member of GPEB. Mr. Zide is a Senior Advisor of BCI and a member of GPEB. Mr. Thomas is a Managing Director of BCI. Mr. Vasseur is a corporate manager of BCI. As a result and by virtue of the relationships described in footnote 1 above, each of Messrs. Hauser, Plantevin, Zide, Thomas, and Vasseur may be deemed to share beneficial ownership of the shares held by Parent. The address for Messrs. Zide and Thomas is c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address for Mr. Plantevin is c/o Bain Capital Europe, LLP, Devonshire House, Mayfair Place, London W1J 8AJ, United Kingdom. The address for Mr. Vasseur is c/o Bain Capital Luxembourg S.à.r.l., 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

(8)
The number of shares of the Parent included in the table does not include an aggregate of 88,500,000 PECs held by our directors and executive officers.

Recent Securities Transactions.

        Based on our records on information provided to us by our directors, executive officers and affiliates, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving our ordinary shares during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

  •
  On March 24, we purchased 1,600,000 ordinary shares from the underwriter in connection with an underwritten secondary offering, whereby Parent sold an aggregate of 10,600,000 ordinary shares. Certain of our directors, Michel Plantevin, Aurelien Vasseur, Christopher Pappas, Stephen Thomas, Felix Hauser and Stephen Zide, are each managers of Bain Capital Everest

    Manager S.à.r.l. ("BCEM"), the general partner of our Parent. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. ("Europe Fund III") and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB.

  •
  On February 27, we issued collectively 166,124 restricted stock units and 431,263 options to our executive officers under our 2014 Omnibus Incentive Plan. The restricted stock units (RSUs) vest on the third anniversary of the grant date. The options vest over three years in three equal installments beginning on the first anniversary of the grant date. The option exercise price is $26.97 and equaled the grant date's closing price. The table below lists each executive officer's award.

Name	Options (#)	RSUs (#)
Christopher D. Pappas President, Chief Executive Officer & Interim Chief Financial Officer	272,391	115,776
Martin Pugh Executive Vice President & Chief Operating Officer	52,569	19,819
Marilyn N. Horner Senior Vice President, Human Resources	32,014	12,069
Angelo N. Chaclas Senior Vice President, Chief Legal Officer & Corporate Secretary	23,974	9,038
Timothy M. Stedman Senior Vice President and Business President, Basic Plastics & Feedstocks.	22,530	8,494
Hayati Yarkadas Senior Vice President and Business President, Performance Materials.	22,530	8,494
E. Jeffery Denton Senior Vice President, Corporate Development and Business	18,196	6,860
Catherine C. Maxey Vice President, Public Affairs, Sustainability and Environment, Health & Safety	8,994	3,391
David Stasse Vice President, Treasury & Corporate Finance	7,037	6,190

        2014 Omnibus Incentive Plan.    Each of our directors and executive officers is eligible to participate in our 2014 Omnibus Incentive Plan, under which all equity-based awards are granted. The 2014 Omnibus Incentive Plan provides for awards of stock opinions, stock appreciation rights, restricted stock, unrestricted stock, stock units, performance awards and other awards convertible into or otherwise based on our ordinary shares and cash awards. As of December 31, 2015, we had 3,528,849 ordinary shares registered and reserved for issuance pursuant to awards under our 2014 Omnibus Incentive Plan.

        Arrangements With Others Concerning Our Securities.    Except for outstanding options or other equity awards granted to certain employees (including executive officers) and directors or as otherwise disclosed in this Offer to Purchase or our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended on March 13, 2015, neither we nor any of our subsidiaries or person controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13. Legal Matters; Regulatory Approvals.

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

14. Certain United States Federal Income Tax and Luxembourg Tax Consequences.

United States Federal Income Tax Consequences

        Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the offer to U.S. Holders (as defined below) whose shares are properly tendered and accepted for payment pursuant to the offer. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder whose shares are properly tendered and accepted for payment pursuant to the offer.

        The discussion of the U.S. Holders' tax consequences addresses only those U.S. Holders that hold shares as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our shares, dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or "integrated" transaction, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or foreign tax laws on a holder of shares.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996 and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust. The term "non-U.S. Holder" means any beneficial owner of shares that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) or a person holding shares through a partnership.

        If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold shares should consult their own tax advisors.

        You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax considerations relating to the ownership and disposition of shares.

Characterization of the Purchase

        Our purchase of shares from a U.S. Holder pursuant to the offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold its shares or as having received a distribution in respect of such shares. Our purchase of shares pursuant to the offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

  Section 302 Tests—Determination of Sale or Distribution Treatment

        Our purchase of shares pursuant to the offer will be treated as a sale of the shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of shares pursuant to the offer will be treated as a distribution. In determining whether any of the Section 302 tests has been met, a U.S. Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that may be acquired through options that it owns, shares held by certain members of the U.S. Holder's family, or shares held by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest).

        One of the following tests must be satisfied for the sale of shares pursuant to the offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

        Complete Redemption.    The purchase of shares pursuant to the offer will result in a "complete redemption" of a U.S. Holder's equity interest in the Company if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the "complete redemption" test, a U.S. Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holder complies with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. A U.S. Holder who holds options to acquire shares of the Company will be treated as the constructive owner of such equity interests and therefore will not be eligible for "complete redemption" treatment, even if all of such U.S. Holder's actual shares are purchased in the transaction. U.S. Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

        Substantially Disproportionate.    In general, the purchase of a U.S. Holder's shares pursuant to the offer will be "substantially disproportionate" as to the U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company. U.S. Holders wishing to satisfy the "substantially disproportionate" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

        Not Essentially Equivalent to a Dividend.    Our purchase of a U.S. Holder's shares pursuant to the offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

        We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. We cannot predict whether or to what extent the offer will be oversubscribed. Each U.S. Holder should be aware that, because proration may occur in the offer, even if all of the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

Treatment as a Dividend or Distribution.

        If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's shares, and the U.S. Holder's tax basis in the purchased shares generally will be added to any shares retained by such U.S. Holder. Subject to the passive foreign investment company ("PFIC") rules discussed below, a U.S. Holder of shares generally will be required to treat distributions received with respect to such shares (including any amounts withheld pursuant to Luxembourg tax law) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess (if any) treated as a non-taxable return of capital to the extent of the holder's adjusted tax basis in the shares and, thereafter, as capital gain. However, we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to our ordinary shares will constitute ordinary dividend income. Dividends paid by us generally will constitute "foreign source" income and generally will be categorized as "passive category income" for foreign tax credit purposes.

        Dividends paid to a noncorporate U.S. Holder by a "qualified foreign corporation" may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program. Our Shares are readily tradable on the New York Stock Exchange. U.S. Internal Revenue Service ("IRS") guidance indicates that shares listed on the New York Stock Exchange will be readily tradable for purposes of satisfying the conditions required for these reduced tax rates. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

        Special rules may apply to any "extraordinary dividend" paid by us. Generally, an "extraordinary dividend" is a dividend with respect to a share that is equal to or in excess of 10% of a shareholder's adjusted tax basis (or fair market value upon the shareholder's election) in such share. In addition, "extraordinary dividends" include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the shareholder's adjusted tax basis (or fair market value).

Treatment as a Sale or Exchange.

        A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the shares purchased by us pursuant to the offer and, subject to the PFIC rules discussed below, generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the offer and the U.S. Holder's adjusted tax basis in such shares. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder's holding period in the shares is greater than one year as of the date of our purchase pursuant to the offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. See, however, the discussion of the PFIC rules below, which could materially alter this treatment. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to certain limitations (including the "wash sale" rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Medicare Contribution Tax

        Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% Medicare contribution tax on the lesser of the holder's (1) modified gross income for the taxable year over a certain threshold and (2) net investment income for the relevant taxable year. For these purposes, net investment income includes dividends and gains from the sale or other taxable disposition of the shares. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the shares.

Passive Foreign Investment Company Rules

        We do not currently expect to be treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ending December 31, 2016. However, our actual PFIC status for any taxable year will not be determinable until the close of such year, and, accordingly, there is no guarantee that we will not be a PFIC for the current or any future taxable year.

        We must make a separate determination each year as to whether we are a PFIC. The determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the composition and valuation of our income and assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations.

        Our potential classification as a PFIC could result in adverse tax consequences for U.S. Holders who dispose of their shares pursuant to the offer. Generally, U.S. Holders that held shares in a foreign corporation during any taxable year in which the corporation qualifies as a PFIC will be subject to tax at ordinary income tax rates on any gain recognized on the sale of the shares or on any "excess distribution" paid on the shares (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years or the U.S. Holder's holding period, whichever is shorter). In addition, such U.S. Holders generally will be subject to an interest charge on the portion of such gain or excess distribution that is allocable to previous tax years during which we were a PFIC. However, a "mark to market" election may have been made by U.S. Holders that may mitigate the adverse consequences resulting from PFIC status. U.S. Holders that have made such election should consult their tax advisors regarding the tax consequences of the dispositions of shares. Certain tax filing requirements apply to U.S. Holders who hold and/or dispose of shares of a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of disposing of our shares pursuant to the offer as well as any resulting filing requirements that may apply if we are treated as a PFIC.

        It is also possible that one or more of our subsidiaries is or will become a PFIC. Such determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the amount and nature of a subsidiary's income, as well as the market valuation and nature of a subsidiary's assets. A U.S. Holder generally will be deemed to own a portion of the shares of such lower-tier PFIC and may incur liability for a deferred tax and interest if the U.S. Holder is deemed to have disposed of an interest in the lower-tier PFIC (including through a sale of our shares). There is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, a mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are advised to consult with their tax advisors regarding the tax issues raised by lower-tier PFICs.

Information Reporting and Backup Withholding.

        A U.S. Holder that is considered a "significant holder" within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges shares for cash pursuant to the offer may be required to comply with the reporting requirements of such regulation. In addition, information reporting to the

IRS generally will be required with respect to payments on the shares and proceeds of the sale of the shares paid within the United States or through certain U.S.-related financial intermediaries to holders that are U.S. taxpayers, other than exempt recipients. A "backup" withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred (or if such holder otherwise fails to establish an exemption). Each U.S. Holder will be asked to provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the substitute IRS Form W-9 that is included in the Letter of Transmittal. We or the applicable paying agent will withhold on a distribution if required by applicable law. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Luxembourg Tax Considerations

        The following is a general overview of certain important Luxembourg tax consequences that may be or become relevant in relation to a shareholder and is presented by way of guidance only. It does not purport to be a complete summary of tax law and practice currently applicable in Luxembourg. Any investor should consult its own tax advisor for more information about the tax consequences of acquiring, owning and disposing of the shares as it relates to the shareholder's particular circumstances. This taxation overview does not discuss every aspect of taxation that may be relevant to a particular purchaser under special circumstances or who is subject to special treatment under applicable law. This overview is based on Luxembourg tax law in force and applied in Luxembourg at the date of this prospectus. The laws upon which this overview is based may change. Any such changes could apply with retroactive effect and could affect the continued validity of this overview.

Preliminary Consideration on the Luxembourg Tax Residency of the Company's Shareholders

        A shareholder will not become a resident, nor be deemed to be a resident, of Luxembourg, by merely holding the shares, or by the execution, performance, delivery and/or enforcement of the shares.

Withholding Tax on Dividends

        To the extent there are any dividends paid with respect to our ordinary shares, these dividends are normally subject to withholding tax in Luxembourg at the domestic rate of 15%, unless (i) the reduced withholding tax rates as provided for by relevant double taxation treaties apply or, (ii) the conditions to benefit from the exemption of withholding tax set out under article 147 Luxembourg income tax law of December 4, 1967 ("LITL") are met:

  •
  at the date the distribution is made available to a shareholder, the relevant shareholder holds or commits to hold directly or through a tax transparent vehicle, during an uninterrupted period of at least 12 months, a participation (a) representing at least 10% of the share capital of the Company or (b) having an acquisition cost of at least €1.2 million; and

  •
  the beneficiary of the dividends is:

  a)
  a company ("société à caractère collectif") resident in Luxembourg fully liable to Luxembourg tax;

    b)
    an EU resident company within the meaning of article 2 of the EU Council Directive 90/435/EC of July 23, 1990 as replaced by EU Council Directive 2011/96/EU of November 30, 2011 concerning the common fiscal regime applicable to parent and subsidiary companies of different member states ("the Parent-Subsidiary Directive", to be read with the Circular L.I.R. No.147/1 of March 6, 2012) or its Luxembourg permanent establishment; or

    c)
    a Swiss corporation which is liable to Swiss corporate tax without benefiting from an exemption;

    d)
    a company subject to an income taxation comparable to the Luxembourg corporate income tax (in practice a tax rate of 10.5% applied on a comparable taxable basis should be acceptable), which is resident in a country having concluded a double taxation treaty with Luxembourg or its Luxembourg permanent establishment;

    e)
    a corporation or a cooperative company resident in a non-European Union country that is member of the EEA that is fully subject to an income taxation corresponding to the Luxembourg corporate income tax (in practice a tax rate of 10.5% applied on a comparable taxable basis should be acceptable); or

    f)
    a permanent establishment of a corporation or a cooperative company resident in a non-European Union country member of the EEA.

        With respect to the application of this exemption, Luxembourg tax authorities in a recent circular (Circular No 154/2 of February 13, 2015) opined that the withholding tax should be applied to any distributions made to shareholders holding a direct participation of at least 10% (or having an acquisition cost of at least of €1.2 million) before the 12 months period has elapsed. Repayment of this withholding tax can ultimately be requested by the relevant shareholder.

        A common anti-abuse rule (the "CAAR") was introduced in the Parent-Subsidiary Directive and had to be implemented by the EU Member States in their national law prior to 1 January 2016. On 18 December 2015, Luxembourg parliament adopted a law, introducing application of the CAAR to dividend distributions made to EU beneficiaries listed under point (b). Therefore, as of January 1, 2016 (i.e. the date the new law has entered into force), dividend distributions do not benefit from the withholding tax exemption when (i) their beneficiary falls under (b), and (ii) they are made in the framework of an arrangement which, having been put in place with as (one of the) main purpose(s) the obtaining of a tax advantage that defeats the object or purposes of the Parent-Subsidiary Directive, is not genuine having regard to all its relevant facts and circumstances. An arrangement shall be regarded as not genuine to the extent that it is not put in place for valid economic reasons which reflect economic reality.

        To the extent a withholding tax applies the Company is responsible for withholding taxable amounts.

Capital Decrease

        The reimbursement of share capital, including share premium, by the Company is not treated as a dividend distribution for Luxembourg withholding tax purposes and thus not subject to any withholding tax, provided (i) there are no reserves or profits at the Company level, and (ii) the capital decrease is motivated by sound business reasons. In case the Company does not have sound business reasons to proceed to a capital decrease, the entire amount paid will be subject to a 15% withholding tax, unless the conditions for an exemption or a reduction from the withholding tax on dividends set forth above are met.

        A repurchase of shares with an immediate cancellation of the shares follows in principle the same treatment as a reimbursement of share capital, however, in such case, if the shareholder ceases to be a shareholder, the reimbursement will not be subject to a withholding tax. In case the shares are not immediately cancelled, a repurchase of shares could be treated for Luxembourg tax purposes as a dividend distribution.

Income Taxation of Luxembourg Resident Shareholders

Luxembourg Resident Individuals

        50% of the dividends received by resident individuals, who act in the course of either their private wealth or their professional/business activities, are subject to income tax at the progressive ordinary rate (with the maximum effective marginal tax rate being at 42.80% or 43.60% depending on the amount of taxable income). The other 50% of the dividends received are tax-exempt. The 15% withholding tax may be offset against this income tax liability.

        A gain realized upon the sale, disposal or redemption (however, in the case of a partial redemption the tax treatment applied will be the same as for dividends) of shares by Luxembourg resident individual shareholders, acting in the course of the management of their private wealth is not subject to Luxembourg income tax, provided this sale, disposal or redemption took place more than 6 months after the shares were acquired and provided the shares do not represent a substantial shareholding. A shareholding is considered a substantial shareholding in limited cases, in particular if (i) the relevant shareholder has held, either alone or together with its spouse or partner and/or its minor children, either directly or indirectly, at any time within the five years preceding the realization of the gain, more than 10% of the share capital of the Company, or (ii) the taxpayer acquired free of charge, within the 5 years preceding the transfer, a participation that constituted a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a substantial participation more than 6 months after the acquisition thereof are subject to income tax according to the half-global rate method (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the shareholding. Capital gains realized on the disposal of the shares by resident individual holders, who act in the course of their professional or business activities, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

        50% of the dividends received by resident individuals, who act in the course of their professional and business activities, are subject to the municipal business tax ("MBT") at a rate depending on the municipality which varies from 6% to 10.5%. However, for resident individuals, MBT is fully tax deductible.

Luxembourg Corporate Residents

        Luxembourg resident corporate shareholders (société à caractère collectif) of the Company must include 50% of the dividends received and any capital gains derived from the shares, in their taxable profits for Luxembourg income tax assessment purposes (corporate income tax ("CIT") and MBT at the maximum aggregate rate of 29.22% in 2016 for corporate shareholders having their statutory seat in Luxembourg City). The other 50% of the dividends received are tax exempt. The 15% withholding tax may be offset against the income tax liability. Taxable gains are determined as being the difference between the sale, repurchase or redemption price and the lower of the cost or book value of the shares sold or redeemed.

        However, dividends and liquidation proceeds received by Luxembourg resident corporate shareholders from the Company will be exempt from CIT and MBT in case of a participation held directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least €1.2 million, provided that at the time of the income is made available, the recipient has held or commits to hold the participation during an uninterrupted period of at least twelve months.

        Capital gains realized upon disposal of the shares by a Luxembourg resident corporate shareholder will be exempted in case of a participation held directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least €6 million, provided that at the time of the disposal, the beneficiary has held or commits to hold the participation during an uninterrupted period of at least twelve months.

Luxembourg Residents Benefiting from a Special Tax Regime

        Luxembourg resident shareholders of the Company that are entities benefiting from a special tax regime, such as, (i) undertakings for collective investment subject to the amended law of December 17, 2010 (Loi du 17 décembre 2010 concernant les sociétés de placement), (ii) specialized investment funds subject to the amended law of February 13, 2007 (Loi du 13 février 2007 relative aux fonds d'investissement spécialisés), or (iii) family wealth management companies governed by the amended law of May 11, 2007 (Loi du 11 mai 2007 relative à la création une société de gestion de patrimoine familial (SPF)) are tax exempt entities in Luxembourg and are thus not subject to any Luxembourg income tax.

Income Taxation of Luxembourg Non-resident Shareholders

        Shareholders of the Company who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative in Luxembourg to which or to whom the shares are attributable, are generally not liable to any Luxembourg income tax.

        As an exception, a non-resident shareholder may be liable to Luxembourg income tax on capital gains realized on the shares if it has held, either alone or together with its spouse or partner and/or its minor children, directly or indirectly, at any time within the five years preceding the disposal of the shares, more than 10% of the shares of the Company and it has either (i) held the shares for less than 6 months, or (ii) been a Luxembourg resident taxpayer for more than 15 years and became a non-resident less than five years before the realization of the capital gains on the shares. Depending on the shareholder's residence, such non-resident shareholders might, however, claim tax treaty benefits in order to avoid Luxembourg tax on any such capital gains.

        Non-resident corporate shareholders that have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable, must include any income received, as well as any gain realized on the sale, disposal or redemption of shares, in their taxable income for Luxembourg tax assessment purposes. The same inclusion applies to individuals, acting in the course of the management of a professional or business undertaking, who have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable. Taxable gains are determined as being the difference between the sale, repurchase, or redemption price and the lower of the cost or book value of the shares sold or redeemed.

Net Wealth Tax

        Luxembourg resident shareholders and shareholders who have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable are subject to Luxembourg net wealth tax ("NWT") on such shares, except if such shareholder is (i) a resident or non-resident individual taxpayer, (ii) an undertaking for collective investment subject to the amended law of December 17, 2010 (Loi du 17 décembre 2010 concernant les sociétés de placement collectif),

(iii) a securitization company governed by the amended law of March 22, 2004 on securitization (Loi du 22 mars 2004 relative à la titrisation), (iv) a company governed by the amended law of June 15, 2004 on venture capital vehicles (Loi du 15 juin 2004 relative à la Société d'investissement en capital à risque (SICAR)), (v) a specialized investment fund governed by the amended law of February 13, 2007 (Loi du 13 février 2007 relative aux fonds d'investissement spécialisés), (vi) a family wealth management company governed by the amended law of May 11, 2007 (Loi du 11 mai 2007 relative à la création d'une société de gestion de patrimoine familial (SPF)), or (vii) a resident corporate shareholder who holds a participation directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least €1.2 million .

Other Taxes

        No Luxembourg value added tax, Luxembourg registration duties, or similar taxes are levied on the transfer of the shares.

        No estate or inheritance tax is levied on the transfer of the shares upon death of a shareholder of the Company in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

        Luxembourg tax may be levied on a gift or donation of the shares if embodied in a Luxembourg notarial deed or otherwise registered in Luxembourg. Where a shareholder is a resident of Luxembourg for tax purposes at the time of his death, the shares are included in its taxable estate for inheritance tax or estate tax purposes.

Foreign account tax compliance act (FATCA) requirements

        FATCA requires financial institutions to report on an annual basis to the U.S. Internal Revenue Service certain information on U.S. persons that hold accounts outside the U.S., as a safeguard against U.S. tax evasion. In addition, FATCA generally imposes a 30% withholding tax on certain U.S. source payments (including dividends and gross proceeds from the sale or other disposal of property that can produce U.S. source income) when made to an individual or entity that does not comply with FATCA provisions. The 30% withholding could also apply to payments otherwise attributable to U.S. source income (also known as "foreign pass-through payments").

        On March 28, 2014, the U.S. and the Grand Duchy of Luxembourg signed an intergovernmental agreement (IGA) in the form of Model 1, which requires Luxembourg financial institutions to report all FATCA-related information to their own governmental agencies, which would then report such information to the U.S. Internal Revenue Service. The IGA has been implemented in Luxembourg by a law dated 24 July 2015.

        Investors should consult their own tax advisors regarding the FATCA requirements with respect to their own situation on their investment in the Company. In particular, investors who hold their investment through intermediaries should confirm the FATCA compliance status of those intermediaries to ensure that they do not suffer U.S. withholding tax on their investment returns.

15. Extension of The Offer; Termination; Amendment.

        We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not already accepted for payment or paid for by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer.

        Any public announcement made under the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

        If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we undertake any of the following actions:

  •
  increase or decrease the price the price to be paid for shares; or

  •
  increase the number of shares being sought in the offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

  •
  decrease the number of shares being sought in the offer;

and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

        We have retained Okapi Partners LLC to act as information agent and American Stock Transfer and Trust Company, LLC to act as depositary in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

        We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of the offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the letter of transmittal.

17. Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf of one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the offer. We have not authorized any person to provide any information or make any representation in connection with the offer, other than those contained in this offer to purchase or in the letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Trinseo or the information agent.

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Trinseo record shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

        Any questions or requests for assistance may be directed to the information agent at the telephone numbers or addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (855) 208-8903

Email: info@okapipartners.com